Exhibit 99.2

LyondellBasell’s U.S. Operations and one of its European Holding Companies File Chapter 11 to Restructure Balance Sheet

- Company Has Commitment for Significant DIP Financing Including $3.25 Billion of New Funding

- Company Intends Global Business Operations to Continue Normally

- Filing Does Not Include LyondellBasell’s Non-U.S. Operating Companies

ROTTERDAM, Netherlands (Jan. 6, 2009) — LyondellBasell Industries announced today that, in order to facilitate a restructuring of its debts, its U.S. operations and one of its European holding companies have voluntarily filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code. The company also announced that, pending Court approval, it has made arrangements for up to $8 billion in debtor-in-possession (DIP) financing to fund continuing operations. Of this total, $3.25 billion consists of new funding; $3.25 billion represents a refinancing of certain obligations under LyondellBasell’s existing senior secured credit facilities; and $1.515 billion represents replacement of existing working capital facilities.

“We have been working collaboratively with our creditors and our equity holder on a financial restructuring that reflects the realities of today’s market environment and positions us for the future,” said Volker Trautz, Chief Executive Officer.

“During the past two quarters, we have seen a dramatic softening in demand for our products and unprecedented volatility in raw materials costs. December was particularly difficult, as many of our customers postponed orders to reduce their inventories. Though we currently anticipate this situation to be short-term and expect customers to increase their purchasing in 2009, we made the decision to file Chapter 11 in order to provide the company with the time and resources necessary to facilitate an orderly restructuring and position the business for the long term.

“During the reorganization period, our goal is for the company to continue its operations and its relationships with customers and suppliers in the normal course,” said Trautz.

The Chapter 11 filing applies to LyondellBasell’s operations in the United States and one of its European holding companies, Basell Germany Holdings GmbH.

Trautz said that the company began taking steps to control costs as demand began to weaken and raw material costs started to fluctuate.

“Over the past several months, we announced plans to significantly reduce headcount and also reduced capital expenditures and working capital,” he said. “We have also idled certain facilities and reduced production and processing at others. We are aggressively exploring additional ways to lower our costs and streamline operations in response to a very difficult global economic environment.

“Our core businesses — fuels, chemicals, plastics and technology — are fundamental to the global economy,” Trautz said. LyondellBasell’s products are used in a broad range of applications and in numerous products including: transportation, fuels (gasoline and diesel), rigid and flexible packaging, plastic pipe, detergents, cosmetics, electronics, appliances, automotive parts, paints and coatings, furnishings, construction and building materials and many other industrial and consumer goods applications.

LyondellBasell’s non-U.S. operating entities will continue to function independent of the Chapter 11 process. The U.S. companies filed for Chapter 11 protection in the Southern District of New York in Manhattan. A complete list of the filing entities and other information related to the Chapter 11 cases can be found through a link at the company’s website, www.lyondellbasell.com. The company has also established a Restructuring Information Line, which is 866-964-5615, or in Houston, 713-309-4512. Outside the United States, callers can dial +1 713-309-4512 (English only).

# # #

SOURCE: LyondellBasell Industries

Contact: Susan Moore, LyondellBasell Industries, +1 713-309-4645

About LyondellBasell

LyondellBasell Industries is one of the world’s largest polymers, petrochemicals and fuels companies. The company is the global leader in polyolefins technology, production and marketing; a pioneer in propylene oxide and derivatives; and a significant producer of fuels and refined products, including biofuels. Through research and development, LyondellBasell develops innovative materials and technologies that deliver exceptional customer value and products that improve quality of life for people around the world. Headquartered in The Netherlands, LyondellBasell (http://www.lyondellbasell.com/) is privately owned by Access Industries, which was founded in 1986 by U.S. industrialist Leonard Blavatnik. LyondellBasell employs approximately 7,800 people in nearly 30 locations throughout the United States. Altogether, the company employs approximately 16,000 worldwide at more than 60 locations.

Forward-Looking Statement

This press release contains forward-looking statements. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) the ability of LyondellBasell to develop, prosecute, confirm and consummate one or more Chapter 11 plans of reorganization; (ii) the potential adverse impact of the Chapter 11 filing on LyondellBasell’s operations, management and employees, and the risks associated with operating businesses under Chapter 11 protection; (iii) the ability of LyondellBasell to comply with the terms of the DIP financing facility; (iv) the availability, cost and price volatility of raw materials and utilities; (v) uncertainties associated with the United States and worldwide economies, including those due to political tensions in the Middle East and elsewhere; (vi) the supply and demand balances for LyondellBasell’s and its joint ventures’ products, and the related effects of industry production capacities and operating rates; (vii) legal, tax and environmental proceedings; (viii) the cyclical nature of the chemical and refining industries; (ix) operating interruptions, including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks; (x) current and potential governmental regulatory actions in the United States and in other countries; (xi) terrorist acts and international political unrest; (xii) competitive products and pricing pressures; (xiii) risks of doing business outside the United States, including foreign currency fluctuations; (xiv) LyondellBasell’s ability to service its substantial indebtedness (xv) available cash and access to capital markets; (xvi) customer response to the Chapter 11 filing; and (xvii) the risk factors or uncertainties listed from time to time in Lyondell Chemical Company’s filings with the Securities and Exchange Commission and with the U.S. Bankruptcy Court in connection with the company’s Chapter 11 filing. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected.

Forward-looking statements speak only as of the date of this release. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

3